Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-194502) on Form S-8 of our report, dated June 9, 2022, with respect to the statement of net assets available for benefits as of December 31, 2021, appearing in the Annual Report on Form 11-K of WaterStone Bank SSB 401(k) Plan for the year ended December 31, 2022.

/s/ CliftonLarsonAllen LLP

Minneapolis, Minnesota

June 1, 2023